Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit ($) (2)	Maximum Aggregate Offering Price ($) (2)	Fee Rate	Amount of Registration Fee ($)
Equity	2021 Palisade Bio, Inc. Equity Incentive Plan, as amended Common Stock, $0.01 par value per share	457(h) (2)	617,157	(3)	0.373	230,199.57	0.00014760	$33.98
Equity	2021 Palisade Bio, Inc. Equity Incentive Plan, as amended Common Stock, $0.01 par value per share	457(h) (4)	78,160	(4)	0.59	46,114.40	0.00014760	$6.81
Equity	Palisade Bio, Inc. 2021 Employee Stock Purchase Plan, as amended Common Stock, $0.01 par value per share	457(h) (2)	231,772	(5)	0.373	86,450.22	0.00014760	$12.77
Total Offering Amounts						$362,764.19		$53.56
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$53.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Palisade Bio, Inc. (the “Registrant”) that become issuable under the Registrant’s: (i) Palisade Bio, Inc. 2021 Equity Incentive Plan, as amended (the “2021 Plan”) and (ii) Palisade Bio, Inc. 2021 Employee Stock Purchase Plan, as amended (the “2021 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 26, 2024.

(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, on January 1st of 2024, the number of shares authorized for issuance under the 2021 Plan automatically increased by 7.5% of the total number of shares of Common Stock of the Registrant deemed outstanding on December 31 of the preceding calendar year.

(4)	Represents shares of Common Stock underlying conditional option grants that were issued to the Registrant’s Chief Executive Officer and Chief Medical Officer on November 21, 2023. The options have an exercise price of $0.59 per share, and were no longer conditional beginning on January 1, 2024, when sufficient authorized shares under the 2021 Plan became available pursuant to the “evergreen” provision contained in the 2021 Plan.

(5)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, on January 1st of 2024, the number of shares authorized for issuance under the 2021 ESPP automatically increased by 2.5% of the total number of shares of Common Stock of the Registrant deemed outstanding on December 31 of the preceding calendar year.